Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-265748 and 333-272339 on Form S-3 and No. 333-266809 on Form S-8 of our reports dated March 13, 2024, with respect to the consolidated financial statements of Global Business Travel Group, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

New York, New York
March 13, 2024